Exhibit 99.1
Perspecta Announces Financial Results for First Quarter of Fiscal Year 2020 and Raises Its Full-Year Guidance

•	Revenue of $1.11 billion up 40% year-over-year and up 7% on a pro forma basis

•	Diluted earnings per share up 12% year-over-year; adjusted diluted EPS up 18% on a pro forma basis excluding the contract divestiture gain in the first quarter of fiscal year 2019

•	Bookings of $1.0 billion (book-to-bill ratio of 0.9x) heavily weighted to new business; trailing-twelve-month book-to-bill ratio of 1.5x

•	Raising fiscal year 2020 guidance for revenue and adjusted diluted EPS

Chantilly, Va., August 14, 2019 - Perspecta Inc. (NYSE:PRSP), a leading U.S. government services provider, today announced financial results for the first quarter of fiscal year 2020, which ended June 30, 2019.
“We began fiscal year 2020 with another strong quarter of operations, driving robust organic growth, strong margins, and excellent free cash flow,” said Mac Curtis, president and chief executive officer, Perspecta. “With a two-year budget framework in place, our customers will be able to address their important missions, and Perspecta stands ready to help. We’re also excited to complete the acquisition of Knight Point Systems, LLC (Knight Point), which brings intellectual property and a large contract portfolio in modernizing IT systems, protecting critical networks and driving digital transformation through Cloud, Cyber Security and Agile DevOps services. Knight Point aligns perfectly with our strategy and the markets we serve.”
Summary operating results (unaudited)

	Three Months Ended
(in millions, except margin and per share amounts)	June 30, 2019	June 30, 2018
Revenue	$1,107	$793
Income before taxes	42	41
Operating Margin	3.8%	5.2%
Net income	31	29
Diluted earnings per share (EPS)	0.19	0.17

Pro Forma and Non-GAAP Measures*:
Revenue	$1,107	$1,037
Adjusted Net Income	85	90
Adjusted EBITDA	204	195
Adjusted EBITDA Margin	18.4%	18.8%
Adjusted Diluted EPS	0.52	0.54

* Amounts presented under the heading "Pro Forma and Non-GAAP Measures" for the three months ended June 30, 2018 are presented on a pro forma basis as if Perspecta was formed on April 1, 2017. Adjusted Net Income, Adjusted EBITDA, Adjusted EBITDA Margin and Adjusted Diluted EPS are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. See Reconciliation of Non-GAAP Financial Measures at the end of this press release for more information.

On May 31, 2018, Perspecta became an independent company through consummation of the spin-off by DXC Technology Company (DXC) of its U.S. Public Sector Business (USPS) and merger of USPS with Vencore Holding Corp. (Vencore) and KGS Holding Corp. (KeyPoint). On June 1, 2018, Perspecta began trading on the New York Stock Exchange. Accordingly, results provided in accordance with U.S. generally accepted accounting principles (GAAP) through May 31, 2018, reflect the operations of USPS and thereafter reflect the combined operations of USPS, Vencore and KeyPoint. To aid investors and analysts with year-over-year comparability, Perspecta presents certain pro forma financial information that combines the stand-alone USPS, Vencore and KeyPoint financial information as if the mergers had taken place on April 1, 2017. Also, Perspecta provides adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process. The tables in Reconciliation of Non-GAAP Financial Measures at the end of this press release provide all appropriate reconciliations from pro forma and adjusted results to GAAP.
Revenue for the quarter was $1.11 billion, up 40% compared to the first quarter of fiscal year 2019, primarily as a result of the mergers. Revenue for the quarter was up 7% from pro forma revenue for the first quarter of fiscal year 2019 due to new business wins and growth on existing programs within the Defense and Intelligence segment.
Income before taxes for the first quarter of fiscal year 2020 was $42 million, which was up 2% from the first quarter of fiscal year 2019. Operating margin decreased from 5.2% to 3.8% year-over-year due in part to a $24 million gain on the divestiture of a contract in the first quarter of fiscal year 2019 to avoid a potential organizational conflict of interest arising from the Vencore merger. Net income was $31 million, or $0.19 per diluted share. Net income was up 7% and diluted EPS was up 12% from the first quarter of fiscal year 2019; net income and diluted EPS rose more than income before taxes as a result of the lower effective tax rate in the first quarter of fiscal year 2020.
Earnings performance was robust in the first quarter based on strong program execution on fixed price programs as well as cost synergies associated with the mergers. Adjusted net income was $85 million, and adjusted EBITDA was $204 million (18.4% margin). Adjusted diluted EPS was $0.52. Excluding the contract divestiture gain in the first quarter of fiscal year 2019, adjusted net income was up 18%, adjusted EBITDA was up 19%, and adjusted diluted EPS was up 18%.
Segment operating results (unaudited)
For the three months ended June 30, 2019, Defense and Intelligence segment revenue of $752 million increased by 13%, and Civilian and Health Care segment revenue of $355 million decreased by 4% compared to pro forma revenue from the same period of the prior year. In total, the growth in background investigations support and the ramp up of new Department of Defense (DoD) and intelligence community programs more than offset the decrease in a few civil agency contracts.

Defense and Intelligence adjusted segment operating margin for the first quarter of fiscal year 2020 improved to 15.7% from 12.3% (pro forma) in the first quarter of fiscal year 2019. Civilian and Health Care adjusted segment operating margin for the first quarter of fiscal year 2020 decreased to 9.3% from 18.9% (pro forma) in the first quarter of fiscal year 2019. Total adjusted segment operating profit for the first quarter of fiscal year 2020 decreased to $151 million from $152 million (pro forma) in the first quarter of fiscal year 2019; depreciation and amortization excluding acquisition-related intangibles amortization increased $11 million.
Cash management and capital deployment
Perspecta generated $185 million of net cash provided by operating activities in the first quarter of fiscal year 2020. Quarterly adjusted free cash flow was $161 million, or 189% of adjusted net income. During the first quarter of fiscal year 2020, Perspecta deployed $22 million to pay down debt and returned $23 million to shareholders, including $8 million as part of its regular quarterly cash dividend program and $15 million in share repurchases.
At quarter end, Perspecta had $179 million in cash and cash equivalents, $600 million of undrawn capacity in its revolving credit facility, and $2.7 billion in total debt, including $293 million in finance lease obligations. The balance sheet does not reflect the following actions completed after the close of the first quarter:

•
On July 31, 2019, Perspecta acquired all of the equity interests of Knight Point for a purchase price of $250 million in cash, subject to customary purchase price adjustments. Knight Point delivers cloud and data center-centric technology solutions, products, and services to a broad range of organizations.

•
On August 13, 2019, Perspecta entered into the Second Amendment to its Credit Agreement to provide greater operational and financial flexibility. The Second Amendment provides for, among other things: a modification to the financial covenant total net leverage ratio to a maximum of 4.50x, with a stepdown to 4.25x after 12 months, and, thereafter, with a step up to 4.50x for a 12 month period following a Permitted Acquisition greater than $100 million; a $46 million increase in the Term Loan A Tranche 2, the proceeds of which are being used to prepay Term Loan A Tranche 1, as both tranches are extended 15 months; and a $150 million increase in the revolving credit facility to $750 million and an extension of the revolver maturity to August 31, 2024.

•
On August 13, 2019, the Board of Directors declared that Perspecta would pay a cash dividend of $0.06 per share on October 15, 2019 to Perspecta stockholders of record at the close of business on September 4, 2019.

Contract awards
Contract awards (bookings) totaled $1.0 billion in the first quarter of fiscal year 2020, representing a book-to-bill ratio of 0.9x. New business awards constituted approximately 76% of the total awards in the first quarter.
Included in the quarterly bookings were several particularly important single-award prime contracts:

•
Secret Internet Protocol Router Network (SIPRNet) Enterprise Modernization. Under a potential five-year, $162 million award from the United States Air Force, Perspecta will transform and standardize the SIPRNet infrastructure to improve management operations and ensure security compliance. Unifying and standardizing SIPRNet will enhance and increase efficiencies and improve the end user experience within the SIPRNet environment.

•
National Background Investigation Service (NBIS) Other Transaction Agreement (OTA). The Defense Security Service (DSS) and Defense Information Systems Agency (DISA) awarded Perspecta a potential two-year, $75 million OTA to support the continued reform and modernization strategy for the NBIS. Under the agreement, Perspecta will leverage commercial-off-the-shelf solutions combined with its advanced data analytics capabilities and expertise in emerging technology areas such as big data, cloud, artificial intelligence and machine learning to update and rebuild the DoD personnel security vetting and adjudication technology apparatus.

In addition, Perspecta won a large multiple-award indefinite delivery/indefinite quantity (ID/IQ) contract that is not included in bookings but supports future growth:

•
Naval Information Warfare Center Pacific (NIWC Pacific) Cyberspace Operations. Perspecta was awarded a position on a cyberspace science, research, engineering and technology integration program from the United States Navy NIWC Pacific. The contract has a potential ceiling value of $740 million over seven years; the base period has a potential award value up to $303 million. The scope of this program will include efforts to examine the architecture, engineering, functionality, interface and interoperability of Navy cyberspace operations systems, services and capabilities at the tactical, operational and strategic levels.

Perspecta’s backlog of signed business orders at the end of first quarter of fiscal year 2020 was $10.4 billion; funded backlog at the end of the first quarter was $1.9 billion.

Forward guidance
Perspecta is raising its previously announced fiscal year 2020 guidance to reflect strong first quarter results and the Knight Point acquisition. The table below provides the current and previous guidance ranges for revenue, adjusted EBITDA margin, adjusted diluted EPS, and adjusted free cash flow conversion (as a percentage of pro forma adjusted net income). All forward-looking non-GAAP measures exclude estimates for amortization of intangible assets; stock-based compensation expenses; restructuring, separation, transaction and integration-related costs; mark-to-market changes associated with pension and other post-retirement benefit plans; and other non-recurring items. Perspecta is unable to provide a reconciliation of non-GAAP guidance measures to corresponding GAAP measures on a forward-looking basis without unreasonable effort due to the overall high variability and low visibility of most of the excluded items. Material changes to any one of these items could have a significant effect on future GAAP results.

Measure	Current FY20 Guidance	Prior FY20 Guidance
Revenue (millions)	$4,400 - $4,500	$4,350 - $4,450
Adjusted EBITDA Margin	17.0% - 18.0%	17.0% - 18.0%
Adjusted Diluted EPS	$2.08 - $2.18	$2.05 - $2.16
Adjusted Free Cash Flow Conversion	95%+	95%+
John Kavanaugh, Perspecta CFO, commented, “Our consistent record of operational performance continued in the first quarter of fiscal year 2020. Once again, we delivered strong margins and cash generation, which enables us to deploy capital to grow the business and enhance shareholder value. With an accretive acquisition, we are able to raise guidance and accelerate our strategy.”
Conference call
Perspecta executive management will hold a conference call on August 14, 2019, at 5 p.m. Eastern to discuss the financial results and outlook and answer questions. Analysts and investors may participate on the conference call by dialing 888-348-3873 (domestic), 855-669-9657 (Canada), or 412-902-4234 (international). The conference call will be webcast simultaneously through a link on the Investor Relations section of the Perspecta website. A replay of the conference call will be available on the Investor Relations section of the Perspecta website approximately two hours after the conclusion of the call.

About Perspecta Inc.
At Perspecta (NYSE:PRSP), we question, we seek and we solve. Perspecta brings a diverse set of capabilities to our U.S. government customers in defense, intelligence, civilian, health care and state and local markets. Our 270+ issued, licensed and pending patents are more than just pieces of paper, they tell the story of our innovation. With offerings in mission services, digital transformation and enterprise operations, our team of more than 14,000 engineers, analysts, investigators and architects work tirelessly to not only execute the mission, but build and support the backbone that enables it. Perspecta was formed to take on big challenges. We are an engine for growth and success and we enable our customers to build a better nation. For more information about Perspecta, visit perspecta.com.
Forward-looking statements
All statements and assumptions in this press release that do not directly and exclusively relate to historical facts could be deemed “forward-looking statements.” Forward-looking statements are often identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “may,” “could,” “should,” “forecast,” “goal,” “intends,” “objective,” “plans,” “projects,” “strategy,” “target” and “will” and similar words and terms or variations of such. These statements represent current intentions, expectations, beliefs or projections, and no assurance can be given that the results described in such statements will be achieved. Forward-looking statements include, among other things, statements with respect to our financial condition, results of operations, cash flows, business strategies, prospects, guidance, contract value, revenue acceleration, profitability and revenue generation. Such statements are subject to numerous assumptions, risks, uncertainties and other factors that could cause actual results to differ materially from those described in such statements, many of which are outside of our control. Important factors that could cause actual results to differ materially from those described in forward-looking statements include, but are not limited to, (i) any issue that compromises our relationships with the U.S. federal government, or any state or local governments, or damages our professional reputation; (ii) changes in the U.S. federal, state and local governments’ spending and mission priorities that shift expenditures away from agencies or programs that we support; (iii) any delay in completion of the U.S. federal government’s budget process; (iv) failure to comply with numerous laws, regulations and rules, including regarding procurement, anti-bribery and organizational conflicts of interest; (v) failure by us or our employees to obtain and maintain necessary security clearances or certifications; (vi) our ability to compete effectively in the competitive bidding process and delays, contract terminations or cancellations caused by competitors’ protests of major contract awards received by us; (vii) our ability to accurately estimate or otherwise recover expenses, time and resources for our contracts; (viii) problems or delays in the development, delivery and transition of new products and services or the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; (ix) failure of third parties to deliver on commitments under contracts with us; (x) misconduct or other improper activities from our employees or subcontractors; (xi) delays, terminations, or cancellations of our major contract awards, including as a result of our competitors protesting such awards; (xii) failure of our internal control over financial reporting to detect fraud or other issues; (xiii) failure or disruptions to our systems, due to cyber-attack, service interruptions or other security threats; (xiv) failure to be awarded task orders under our indefinite delivery/indefinite quantity contracts; (xv) changes in government procurement, contract or other practices or the adoption by the government of new laws, rules and regulations in a manner adverse to us; and (xvi) uncertainty from the expected discontinuance of LIBOR and transition to any other interest rate benchmark; as well as the matters described in the “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” sections of Perspecta’s Annual Report on Form 10-K for the year ended March 31, 2019, as may be updated or supplemented in our Quarterly Reports on Form 10-Q and our other filings with the Securities and Exchange Commission, which discuss these and other factors that could adversely affect our results. Readers are cautioned not to place undue reliance on such statements which speak only as of the date they are made. We do not undertake any obligation to update or release any revisions to any forward-looking statement or to report any events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events except as required by law.

CONTACTS
Investors:
M. Stuart Davis
Vice President, Investor Relations
703-547-0300
stuart.davis@perspecta.com

Media:
Lorraine M. Corcoran
Vice President, Corporate Communications
571-313-6054
lorraine.corcoran@perspecta.com

Condensed Consolidated Combined Statements of Operations
(preliminary and unaudited)

	Three Months Ended
(in millions, except per share amounts)	June 30, 2019	June 30, 2018
Revenue	$1,107	$793

Costs of services	836	597
Selling, general and administrative	72	61
Depreciation and amortization	101	64
Restructuring costs	2	—
Separation, transaction and integration-related costs	19	44
Interest expense, net	35	10
Other income, net	—	(24)
Total costs and expenses	1,065	752

Income before taxes	42	41
Income tax expense	11	12
Net income	$31	$29

Earnings per common share:
Basic	$0.19	$0.18
Diluted	$0.19	$0.17

Selected Condensed Consolidated Balance Sheet Data
(preliminary and unaudited)

(in millions)	June 30, 2019	March 31, 2019
ASSETS
Cash and cash equivalents	$179	$88
Receivables, net of allowance for doubtful accounts of $1 and $0	480	484
Other receivables	44	92
Prepaid expenses	111	141
Other current assets	81	73
Total current assets	895	878
Property and equipment, net of accumulated depreciation of $147 and $148	350	368
Goodwill	3,179	3,179
Intangible assets, net of accumulated amortization of $359 and $299	1,407	1,466
Other assets	287	192
Total assets	$6,118	$6,083

LIABILITIES and STOCKHOLDERS’ EQUITY
Current maturities of long-term debt	$80	$80
Current finance lease obligations	132	137
Current operating lease obligations	53	—
Accounts payable	242	246
Accrued payroll and related costs	106	91
Accrued expenses	355	396
Other current liabilities	67	64
Total current liabilities	1,035	1,014
Long-term debt, net of current maturities	2,277	2,297
Non-current finance lease obligations	161	168
Deferred tax liabilities	157	171
Other long-term liabilities	333	271
Total liabilities	3,963	3,921
Commitments and contingencies
Total stockholders' equity	2,155	2,162
Total liabilities and stockholders’ equity	$6,118	$6,083

Condensed Consolidated Combined Statements of Cash Flows
(preliminary and unaudited)

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Cash flows from operating activities:
Net income	$31	$29
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	101	64
Stock-based compensation	5	2
Deferred income taxes	(8)	—
Loss (gain) on sale or disposal of assets	8	(24)
Other non-cash charges, net	1	(14)
Changes in assets and liabilities, net of effects of acquisitions:
Receivables, net	55	24
Prepaid expenses and other current assets	31	(5)
Accounts payable, accrued expenses and other current liabilities	(26)	72
Deferred revenue and advanced contract payments	(13)	13
Other assets and liabilities, net	—	(1)
Net cash provided by operating activities	185	160
Cash flows from investing activities:
Payments for acquisitions, net of cash acquired	—	(312)
Extinguishment of acquired debt and related costs	—	(994)
Proceeds from sale of assets	—	24
Purchases of property, equipment and software	(1)	(6)
Payments for outsourcing contract costs	(1)	(2)
Net cash used in investing activities	(2)	(1,290)
Cash flows from financing activities:
Principal payments on long-term debt	(22)	—
Proceeds from debt issuance	—	2,500
Payment of debt issuance costs	—	(43)
Proceeds from revolving credit facility	—	50
Payments on revolving credit facility	—	(50)
Payments on finance lease obligations	(35)	(41)
Repurchases of common stock	(15)	—
Dividend to DXC	—	(984)
Dividends paid to Perspecta stockholders	(8)	—
Net transfers to Parent	—	(88)
Net cash (used in) provided by financing activities	(80)	1,344
Net change in cash and cash equivalents, including restricted	103	214
Cash and cash equivalents, including restricted, at beginning of period	99	—
Cash and cash equivalents, including restricted, at end of period	202	214
Less restricted cash and cash equivalents included in other current assets	23	13
Cash and cash equivalents at end of period	$179	$201

Reconciliation of Non-GAAP Financial Measures
To aid investors and analysts with year-over-year comparability for the combined businesses of USPS, Vencore and KeyPoint, Perspecta is including certain pro forma financial information that combines the stand-alone USPS and Vencore and KeyPoint financial information as if the acquisition had taken place on April 1, 2017. These pro forma results include a full period of Vencore and KeyPoint results and assess the impact of interest, depreciation and amortization, recurring elements of pension income, and other costs as if the spin-off and mergers had occurred at the beginning of the prior year period. Perspecta is also including adjusted results that exclude costs directly associated with the spin-off and mergers and the ongoing integration process.
The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Perspecta management believes that these non-GAAP financial measures provide useful additional information to investors regarding Perspecta’s results of operations as they provide another measure of Perspecta’s profitability and ability to service its debt and are considered important to financial analysts covering Perspecta’s industry.
These non-GAAP financial measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for income from operations, net income or any other measure of financial performance reported in accordance with GAAP. Perspecta’s non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Perspecta’s performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Pro Forma Revenue (Unaudited)

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Revenue	$1,107	$793
Historical Vencore revenue (a) (b)	—	244
Pro forma revenue	$1,107	$1,037

Notes:
(a)	Revenue prior to the May 31, 2018 mergers is from the most closely corresponding reporting period, which is April 1, 2018 to May 31, 2018, for the three months ended June 30, 2018.
(b)	In this and all subsequent tables, financial data for "Vencore" includes the combined results of Vencore and KeyPoint.

Pro Forma and Adjusted EBITDA, Net Income, and Diluted EPS (Unaudited)

Adjusted EBITDA excludes the following items: mark-to-market adjustments to the pension and other post-employment benefit programs, and stock-based compensation. There were no mark-to-market changes in either the current or year-ago quarterly periods. Adjusted net income and adjusted diluted EPS also exclude acquisition-related intangible amortization.
The pro forma presentations in the Current Report on Form 8-K filed on July 19, 2018, were based on a preliminary valuation of intangibles reflected in Amendment 3 to the Form 10 filed on April 30, 2018. The valuation of intangibles was finalized in the fourth quarter of fiscal year 2019, and the pro forma amortization of acquired intangibles for the three months ended June 30, 2018 has been updated accordingly.

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Net income	$31	$29
Income tax expense	11	12
Interest expense, net	35	10
Depreciation and amortization	101	64
EBITDA	178	115
Historical Vencore (a)	—	29
Effects of Spin-Off and Mergers	—	5
Restructuring costs	2	—
Separation, transaction and integration-related costs	19	44
Stock-based compensation	5	2
Adjusted EBITDA	204	195
Adjusted EBITDA margin (b)	18.4%	18.8%
Depreciation and amortization (c)	(101)	(75)
Amortization of acquired intangibles (c)	48	33
Interest expense, net	(35)	(30)
Adjusted earnings before taxes	116	123
Income tax expense (d)	31	33
Adjusted net income	$85	$90
Adjusted diluted EPS (e)	$0.52	$0.54

Notes:
(a)
Represents pro forma results associated with Vencore and KeyPoint for the period from April 1, 2018 to May 31, 2018. See our press release announcing the financial results for the quarter ended June 30, 2018 for a reconciliation of Vencore’s adjusted EBITDA. The press release is available as an exhibit to our Form 8-K filed with the SEC on August 14, 2018.

(b)
Adjusted EBITDA margin is calculated as the ratio of adjusted EBITDA to revenue for the quarter ended June 30, 2019. Pro forma adjusted EBITDA margin is calculated as the ratio of pro forma adjusted EBITDA to pro forma revenue for the quarter ended June 30, 2018.

(c)	Represents pro forma depreciation and amortization and pro forma amortization of acquired intangibles during the quarter ended June 30, 2018, updated for the final valuation of intangibles.
(d)
Represents income tax expense utilizing an adjusted effective tax rate that adjusts for non-GAAP measures including: transaction costs, integration costs, and tax add backs for non-deductible prior-merger goodwill amortization. Adjusted effective tax rates are 27% for both quarters ended June 30, 2019 and 2018.

(e)	Represents adjusted net income divided by the weighted average common shares on a diluted basis of 163.29 million and 165.93 million for the quarters ended June 30, 2019 and 2018, respectively.

Adjusted Free Cash Flow (Unaudited)
Perspecta defines adjusted free cash flow as net cash provided by operating activities less purchases of property, equipment and software, and adjusted for certain items, such as (i) payments on finance lease liabilities, (ii) business acquisitions, dispositions, and investments, (iii) restructuring payments, (iv) payments on transaction, separation and integration-related costs, (v) the impact arising from the initial sale of accounts receivables under the Master Accounts Receivable Purchase Agreement, and (vi) other non-recurring payments.

		Three Months Ended June 30, 2018 (a)
(in millions)	Three Months Ended June 30, 2019	Perspecta	Historical Vencore	Pro Forma
Net cash provided by operating activities	$185	$160	$16	$176
Purchases of property, equipment and software	(1)	(6)	(3)	(9)
Payments on finance lease obligations	(35)	(41)	—	(41)
Payments on restructuring, separation, transaction and integration-related costs	12	18	1	19
Adjusted free cash flow	$161	$131	$14	$145

Notes:
(a)	Results for the quarter ended June 30, 2018 are pro forma, incorporating results associated with Vencore and KeyPoint for the period from April 1, 2018 to May 31, 2018.
Segment Operating Results (Unaudited)
Perspecta delivers IT, mission, and operations-related services across the U.S. federal government through two reportable segments—Defense and Intelligence, which provides services to the DoD, intelligence community, branches of the U.S. Armed Forces, and other DoD agencies; and Civilian and Health Care, which provides services to the Departments of Homeland Security, Justice, and Health and Human Services, as well as other federal civilian and state and local government agencies. The following tables summarize revenue and segment operating profit by reportable segment:

RECONCILIATION OF REPORTABLE SEGMENT PROFIT TO INCOME BEFORE TAXES (Unaudited)

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Total profit for reportable segments	$151	$97
Less:
Stock-based compensation	(5)	(2)
Amortization of acquired intangible assets	(48)	(25)
Restructuring costs	(2)	—
Separation, transaction and integration-related costs	(19)	(44)
Interest expense, net	(35)	(10)
Other unallocated, net	—	25
Income before taxes	$42	$41

REVENUE AND ADJUSTED SEGMENT OPERATING PROFIT (Unaudited)

	Three Months Ended
(in millions)	June 30, 2019	June 30, 2018
Revenue
Defense and Intelligence	$752	$437
Add: Historical Vencore and adjustments	—	230
Adjusted revenue (a)	$752	$667

Civilian and Health Care	$355	$356
Add: Historical Vencore and adjustments	—	14
Adjusted revenue (a)	$355	$370

Total revenue	$1,107	$793
Total adjusted revenue (a)	$1,107	$1,037

Segment operating profit
Defense and Intelligence	$118	$36
Add: Historical Vencore and adjustments (b)	—	46
Adjusted segment operating profit (a)	$118	$82

Civilian and Health Care	$33	$61
Add: Historical Vencore and adjustments (b)	—	9
Adjusted segment operating profit (a)	$33	$70

Total segment operating profit	$151	$97
Total adjusted segment operating profit (a)	$151	$152

Notes:
(a)
Adjusted results represent non-GAAP financial measures, and it should be considered in addition to, but not as substitute for, the information provided in accordance with GAAP. Note that amounts for the three months ended June 30, 2018 are pro forma and that results for the three months ended June 30, 2019 is a GAAP measure.

(b)	Includes adjustments for certain separation-related and other costs, which are included in the segment results of operations.